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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 21, 2013 is entered into by and among The Middleby Corporation, a Delaware corporation (the “Company”), Middleby Marshall Inc., a Delaware corporation (“MMI”), (collectively the “Employer”), and Timothy J. FitzGerald (“Employee”).

R E C I T A L S

The Employer is a party to an employment agreement with Employee, dated March 1, 2010, (the “Employment Agreement”).

The Employer desires to continue and extend the term of employment of Employee as Vice President and Chief Financial Officer of the Company and as Vice President and Chief Financial Officer of MMI, and Employee desires to serve the Employer in such capacities, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employee’s employment by the Employer, the compensation to be paid Employee while employed by the Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Employment. The Employer agrees to employ Employee and Employee agrees to be employed by the Employer subject to the terms and provisions of this Agreement.

2.
Term. The term of this Agreement shall be for a period commencing on March 1, 2013 (the “Effective Date”) and ending on December 31, 2017, unless sooner terminated as provided in Section 5; provided, however, that the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each for periods after December 31, 2017, unless Employee or Employer, as the case may be, provides at least one hundred and eighty (180) days prior written notice to the other party of an intention not to renew this Agreement.

3.
Duties. Employee shall serve as Vice President and Chief Financial Officer of the Company and Vice President and Chief Financial Officer of MMI, or in such other executive capacities as the Board of Directors of the Company or MMI, as applicable, may designate and shall have such powers and duties as may be from time to time prescribed by the Board of Directors of the Company or MMI, as applicable. Employee shall devote substantially all of his time and effort as reasonably may be required for him to perform the duties and responsibilities to be performed by him under the terms of this Agreement.

4.	Compensation.

(a)	Base Salary. The Employer shall pay to Employee a base salary at a rate per annum of $575,000, payable in accordance with the normal payroll practices of Employer.

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(b)
Incentive Compensation. Employee shall be eligible to participate in, and earn an annual bonus under, the management incentive programs adopted by the Employer from time to time, subject to all terms and conditions thereof, based upon the achievement of performance targets established in the sole discretion of Employer.

5.	Termination.

(a)
Employee’s employment hereunder may be terminated by Employer or by Employee at any time, or by the death of Employee. Such termination shall automatically terminate all of the Employer’s obligations not theretofore accrued under this Agreement other than as specifically set forth in this Agreement or in any employee benefit plan, program or arrangement in which Employee participates. If the Employer terminates Employee’s employment under this Agreement (as hereafter amended or extended) without “Cause,” as defined below, or if employment is terminated due to Employee’s death or disability, incentive compensation under the Employer’s annual incentive programs  for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under such annual incentive program would have been payable to Employee if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Employee was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of March 15 or at the same time as incentive compensation under the annual incentive program for such year is paid to those employees who are still employed by the Employer.

(b)
Notwithstanding anything to the contrary contained in this Agreement, in the event that the Employer terminates Employee’s employment under this Agreement (as hereafter amended or extended) without “Cause,” as defined below, (for this purpose, not including termination due to Employee’s death or disability), Employee shall be entitled to a lump sum amount equal to three (3) times the sum of (A) Employee’s annual base salary as in effect immediately prior to the date of the termination and (B) the greater of (x) the amount of Employee’s incentive compensation under the Company’s Value Creation Incentive Plan, as currently in effect and as may be renewed from time to time, with respect to the full calendar year immediately prior to the date of the termination and (y) the average of Employee’s incentive compensation under the Value Creation Incentive Plan for each of the three calendar years immediately prior to the date of the termination, payable in one lump sum within thirty (30) days of the date of termination.

(c)
If the duties assigned by the Employer to Employee are materially diminished, or become inconsistent with those assigned to a Chief Financial Officer of a similarly situated publicly traded company, and such change in duties is not cured by the Employer within ten (10) days following receipt by the Board of written notice from Employee, such change in duties shall be deemed a termination by the Employer of Employee’s employment without Cause, pursuant to the terms of this

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Agreement, and Employee shall be entitled to resign his employment hereunder and to thereafter receive all rights, benefits and payments set forth in Sections 5(a) and (b).

(d)
For purposes of this Section 5, the term “Cause” shall mean termination of Employee’s employment due to his willful misconduct in respect of his obligations to the Company occurring during the course of his employment, including violations of the Company’s code of conduct or code of ethics, which in either case results in or would reasonably be expected to result in material damage to the property, business or reputation of the Company or its affiliates; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be Cause; and provided, further, that, to the extent curable, Employee shall have 30 calendar days after receiving written notice from the Company in which to cure any of the actions or inactions that would otherwise result in Cause.

(e)
Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Employer and Employee or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Employee by the Employer (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Employee to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 5(e) shall apply.  If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax, then, solely to the extent that Employee would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax, as determined by Employee in his sole discretion, the amounts payable to Employee under this Agreement (or any other agreement by and between the Employee and Employee or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”).  In the event Employee receives reduced payments and benefits as a result of application of this Section 5(e), Employee shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Employee or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence.  Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A of the Code and which are due at the latest future date.

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6.
Payment. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Employer in effect from time to time and shall be subject to all applicable employment and withholding taxes.

7.
Successors. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, Employer and its successors and assigns. This Agreement shall inure to the benefit of Employee’s heirs, legatees, legal representatives and assigns, but neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Employer’s prior written consent.

8.
Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope addressed to the address of the respective parties as follows:

To the Company:	1400 Toastmaster Drive
Elgin, Illinois 60120
Attention: Chief Executive Officer

To MMI:	1400 Toastmaster Drive
Elgin, Illinois 60120
Attention: Chief Executive Officer

To Employee:	Timothy J. FitzGerald
1400 Toastmaster Drive,
Elgin, Illinois 60010

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

9.
Modifications and Waivers. This Agreement may be modified or amended only by a written instrument executed by the Employer and Employee. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.

10.
Entire Agreement. This Agreement supersedes all prior agreements between the parties hereto relating to the subject matter hereof, including but not limited to the Employment Agreement, which is terminated hereby, and constitutes the entire agreement of the parties hereto relating to the subject matter hereof.

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11.
Law Governing. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

12.
Invalidity. The invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

13.	Headings. The headings contained herein are for reference only and shall not affect the meaning or interpretation of this Agreement.

14.	Joint and Several Liability. The liability hereunder of the Company and MMI shall be joint and several.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.
Section 409A. It is intended that the payments and benefits under this Agreement comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”). The Employer shall administer and interpret this Agreement in a manner so that such payments and benefits comply with, or are otherwise exempt from, the provisions of Section 409A. Any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Employer for purposes of this Agreement and no payments shall be due to Employee under this Agreement providing for payment of amounts on termination of employment unless Employee would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following Employee’s termination of employment (or upon death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement which constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind

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benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Employee remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

EMPLOYEE	THE MIDDLEBY CORPORATION

/s/ Timonty J. FitzGerald	By:	/s/ John R. Miller III
Timothy J. FitzGerald		John R. Miller

MIDDLEBY MARSHALL INC.

	By:	/s/ John R. Miller III
John R. Miller